Matters Submitted to Vote of
Shareholders

During the six month period ended
November 30, 2006, Access Capital
Strategies Community Investment Fund,
Inc.s shareholders voted on the
following proposals.  The proposals
were approved at a special
shareholders meeting on September 19,
2006.  The total number of shares of
stock of the Fund entitled to vote at
the meeting was 48,479,738.559 and
the number of shares of stock of the
Fund represented in person or by
proxies received with respect to the
meeting and not revoked at or prior
to the meeting was 37,205,096.359.  A
description of the proposals and
number of shares voted are as follows

Shares         Shares         Shares
Voted For      Voted Against
Abstaining
37,024,969.265 51,706.308 128,420.786

Proposal 1.                 Approval
        of proposed Sub-Management
        Agreement between Access
        Capital Strategies LLC and
        Voyageur Asset Management
        Inc. with respect to the
        Fund.
Shares         Shares         Shares
Voted For      Voted Against
Abstaining
37,024,969.265 51,706.308 128,420.786

Proposal 2.                 Approval
        of proposed amendments to
        the Funds Articles of
        Incorporation as advised by
        the Board of Directors.
Shares         Shares         Shares
Voted For      Voted Against
Abstaining
33,719,380.700 2,079,930.179
1,405,785.480

Proposal 3.
Transaction of such other business as
may properly come before the Meeting.